Exhibit 99.2

Contact:

Mark Spencer

Director, Corporate Communications

Career Education Corporation

+1 (847) 585-3802

mdspencer@careered.com

Career Education Closes Sale of European Education Properties

Schaumburg, Ill., Dec. 4, 2013 – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services, today announced the closing of the previously announced sale and transfer of control of its European education properties to private equity firm Apax Partners.

“Closing the transaction is a key step in our restructuring efforts. Career Education can now fully focus its energy on its schools in the United States, where the vast majority of our students are located,” said Scott W. Steffey, president and CEO of Career Education.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation family offer high-quality education to a diverse student population in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. It serves students from campuses throughout the United States, offering doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

Career Education is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, Career Education is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see Career Education’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to Career Education’s colleges, schools, and universities.

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